Exhibit 23 under Form N1-A
                                          Exhibit 23 under Item 601/Reg.  S-K

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A No. 33-21321) and the related Combined Prospectus of Tower Mutual Funds (comprising respectively, Tower Cash Reserve Fund, Tower Capital Appreciation Fund, Tower Louisiana Municipal Income Fund, Tower Total Return Bond Fund, Tower U.S. Government Income Fund, and Tower U.S. Treasury Money Fund) dated October 31, 1995 and to the incorporation by reference therein of our report dated October 6, 1995 on the financial statements and financial highlights of Tower Mutual Funds included in its Combined Annual Report to Shareholders for the year ended August 31, 1995.




/s/ Ernst & Young, LLP
Pittsburgh, Pennsylvania